UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 14, 2016

PARAMOUNT GOLD NEVADA CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-36908	98-0138393
(Commission File Number)	(IRS Employer Identification No.)

665 Anderson Street

Winnemucca, Nevada

89445

(Address of Principal Executive Offices)

(775) 625-3600

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

On March 14, 2016, Paramount Gold Nevada Corp. (“Paramount”) and Calico Resources Corp. (“Calico”) entered into an Arrangement Agreement (the “Agreement”) providing for the acquisition of Calico by Paramount (the “Transaction”).  The principal asset of Calico is the Grassy Mountain Gold Project in Oregon, USA.

Arrangement Agreement

The Transaction is structured as a Plan of Arrangement under the Business Corporations Act (British Columbia) and is subject to approval by the Supreme Court of British Columbia (the “Court”).  Under the terms of the Agreement, each issued and outstanding share of Calico’s common shares will be converted into the right to receive 0.07 of a share of common stock of Paramount.  All outstanding stock options to purchase common shares of Calico will be terminated prior to the closing of the Transaction.  After the closing of the Transaction, it is projected that existing shareholders of Calico will own approximately 46% of Paramount’s common stock, while existing stockholders of Paramount will continue to own the remaining 54%. Paramount stockholder are expected to hold 57% of the pro forma entity's common stock on a fully-diluted basis, and Calico’s shareholders are expected to hold the remaining 43%.  No fractional shares of Paramount’s common stock will be issued in the Transaction, and Calico’s shareholders will receive cash in lieu of any such fractional shares.

The Transaction was unanimously approved by the board of directors of both parties.

The completion of the Transaction is subject to customary closing conditions, including, among others: (i) receipt of  an interim order from the Court: (ii) the approval of Calico’s shareholders of the Transaction: (iii) the approval by Paramount’s stockholders of the issuance of Paramount’s common stock to Calico’s shareholders: (iv) the approval for listing by the NYSE MKT LLC of Paramount’s common stock issuable to Calico’s shareholders: (v) the absence of material adverse effect on either Paramount or Calico, and (vi) the receipt of a final order from the Court.

The Agreement contains customary representations, warranties and covenants.  Certain covenants require that each of the parties: (i) use reasonable best efforts to cause the Transaction to be completed, including with regard to obtaining all the regulatory approvals and (ii) call and hold a special stockholders’ meeting and in the case of Calico, recommend approval of the Transaction, and, in the case of Paramount recommend approval of the issuance of Paramount’s common stock.  In addition, Calico has agreed not to solicit alternative transaction proposals.

The Agreement contains certain termination rights and provides that (i) upon termination of the Agreement under specified circumstances, including a change in the recommendation of Calico’s board of directors, Calico will owe Paramount a cash breakup fee of $300,000, and (ii) upon the termination of the Agreement under certain other specified circumstances, including a change in the recommendation of Paramount’s board of directors, Paramount will owe Calico a cash breakup fee of $300,000.

In connection with the Transaction, Paramount and Calico have entered into a loan agreement dated March 14, 2016 (the “Loan Agreement”). Pursuant to the Loan Agreement, Paramount will provide Calico with interim debt financing of up to US$800,000 (the “Interim Loan”), to be repaid 90 days following the termination of the Agreement. The loan will be convertible into shares of Calico’s common shares at a price of CDN$0.10 per share, subject to the approval of the TSX Venture Exchange, and will be secured by all of Calico’s assets. The proceeds of the Interim Loan will be used by Calico for general corporate purposes prior to the completion of the Transaction.

The foregoing description of the Agreement is no a complete description of all the parties rights and obligations under the Agreement.  The above description is qualified in its entirety by reference to the Agreement, with is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Voting and Support Agreement

In connection with the Agreement, certain shareholders of Calico entered into three voting and support agreements, dated March 14, 2016 (collectively the “Voting and Support Agreements”), pursuant to which each such shareholder has agreed, among other things, to vote its shares of common shares of Calico, in favor of the approval of the Agreement.

The foregoing description of the Voting and Support Agreements is not a complete description of all of the parties’ rights and obligations under the Voting and Support Agreements. The above description is qualified in its entirety by reference to each of the Voting and Support Agreements, which are filed as Exhibits 10.1, 10.2 and 10.3 hereto and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)List of Exhibits

Exhibit Number	Description

Exhibit 2.1*	Arrangement Agreement and Plan of Arrangement dated March 14, 2016, among Paramount Gold Nevada Corp. and Calico Resources Corp.
Exhibit 10.1*	Voting and Support Agreement, dated as of March 14, 2016, among Paramount Gold Nevada Corp. and the directors and officers of Calico Resources Corp.
Exhibit 10.2*	Voting and Support Agreement, dated as of March 14, 2016, among Paramount Gold Nevada Corp. and Seabridge Gold Inc.
Exhibit 10.3*	Voting and Support Agreement, dated as of March 14, 2016, among Paramount Gold Nevada Corp. and FCMI Financial Corp. (on behalf of FCMI Parent Co.)

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARAMOUNT GOLD NEVADA CORP.

Date: March 17, 2016	By:	/s/ Carlo Buffone
Carlo Buffone
Chief Financial Officer

Exhibit Index

Exhibit Number	Description

Exhibit 2.1*	Arrangement Agreement and Plan of Arrangement dated March 14, 2016, among Paramount Gold Nevada Corp. and Calico Resources Corp.
Exhibit 10.1*	Voting and Support Agreement, dated as of March 14, 2016, among Paramount Gold Nevada Corp. and the directors and officers of Calico Resources Corp.
Exhibit 10.2*	Voting and Support Agreement, dated as of March 14, 2016, among Paramount Gold Nevada Corp. and Seabridge Gold Inc.
Exhibit 10.3*	Voting and Support Agreement, dated as of March 14, 2016, among Paramount Gold Nevada Corp. and FCMI Financial Corp. (on behalf of FCMI Parent Co.)

*Filed herewith

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